Exhibit 10.3
SHAREHOLDER’S AGREEMENT
     This Shareholder’s Agreement (this “Agreement”) is entered into as of January 30, 2006, by and between USG Corporation, a Delaware corporation (as debtor in possession and a reorganized debtor, as applicable, the “Company”), and Berkshire Hathaway Inc., a Delaware corporation (the “Shareholder”).
RECITALS
     A. This Agreement is being entered into in connection with the transactions contemplated by the Equity Commitment Agreement, dated as of the date hereof (the “Equity Commitment Agreement”), by and between the Company and the Shareholder.
     B. In connection with the transactions contemplated by the Equity Commitment Agreement, the Shareholder will purchase shares of common stock of the Company, par value $0.10 per share (the “Common Stock”), in connection with the Rights Offering.
     C. The parties have reached certain agreements with respect to the Shareholder’s Beneficial Ownership of Common Stock.
AGREEMENTS
     The parties hereby agree as follows:
1.	Definitions.
(a)	All capitalized terms used and not otherwise defined herein have the respective meanings set forth in the Equity Commitment Agreement.

(b)	In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:
     “Affiliate” has the meaning assigned in Rule 405 under the Securities Act as in effect on the Agreement Date.
     “Agreement Date” means January 30, 2006.
     “Beneficially Owns” (or comparable variations thereof) has the meaning set forth in Rule 13d-3 under the Exchange Act as in effect on the Agreement Date, except that Common Stock and Convertible Securities owned by independently trusteed employee benefit plans of the Shareholder or its Subsidiaries who acquire such securities without the knowledge or approval of any employee of the Shareholder will not be deemed Beneficially Owned by the Shareholder.

     “Control” has the meaning given to that term under Rule 405 under the Securities Act (and “Controlled” and “Controlling” shall have correlative meanings); provided, however, that no Person shall be deemed to Control another Person solely by his or her status as a director of such other Person.
     “Convertible Securities” means securities of the Company that are convertible or exchangeable (whether presently convertible or exchangeable or not) into Voting Securities.
     “Equity Securities” means Voting Securities, Convertible Securities and Rights to Purchase Voting Securities.
     “Fully Diluted Basis” means the Voting Securities that would be outstanding after giving effect to the conversion or exchange of all outstanding Convertible Securities and the exercise of all outstanding Rights to Purchase Voting Securities, in each case, whether or not presently convertible, exchangeable or exercisable.
     “Maximum Percentage” means the greater of (i) 40% of the Voting Securities of the Company on a Fully Diluted Basis, or (ii) that percentage of the Voting Securities of the Company that the Restricted Group Beneficially Owns on the Closing Date, on a Fully Diluted Basis, after giving effect to any purchase of Investor Additional Shares pursuant to the Equity Commitment Agreement, in each case, based on the latest information reported by the Company in its filings with the Commission.
     “Outstanding Voting Securities” means at any time the then-issued and outstanding Voting Securities based on the latest information reported by the Company in its filings with the Commission.
     “Person” means any individual, corporation, partnership, trust, other entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).
     “Poison Pill” means the Existing Shareholder Rights Plan, Reorganization Rights Plan or any subsequent plan, agreement, rights, securities or instruments that are commonly referred to as a “poison pill” because they have the effect of diluting or otherwise discriminating against a particular “acquiring person” by reason of such person’s ownership of a particular amount of Voting Securities.
     “Pre-Plan Shares” means the (i) Measurement Date Shares, (ii) the Investor Rights Offering Shares, and (iii) any Equity Securities distributed or issued, directly or indirectly, with respect to the Measurement Date Shares or the Investor Rights Offering Shares.
     “Restricted Group” means (i) the Shareholder, (ii) any Controlled Affiliate of the Shareholder, and (iii) any group (that would be deemed to be a “person” by Section 13(d)(3) of the Exchange Act with respect to securities of the Company) of which the Shareholder or any Person directly or indirectly Controlling or Controlled by the Shareholder is a member.

     “Rights to Purchase Voting Securities” means options, warrants and rights issued by the Company (whether presently exercisable or not) to purchase Voting Securities or Convertible Securities, excluding any rights issued under any Poison Pill.
     “Standstill Period” means the period beginning on the Closing Date and ending on a date seven years from the Closing Date; provided, however, that if the Expiration Time shall have occurred in the Rights Offering, and there is no Closing Date solely because there are no Unsubscribed Shares, the Standstill Period shall mean the period beginning on the date the Shareholder purchases the Investor Rights Offering Shares and ending on a date seven years from such date of purchase.
     “Voting Securities” means the Common Stock and any other securities of the Company of any kind or class having power generally to vote for the election of directors.
2.	Standstill Agreement. During the Standstill Period, the Shareholder agrees that no member of the Restricted Group will, and each will cause its Controlled Affiliates not to, directly or indirectly:
(a)	acquire (other than (i) as required or permitted by the Equity Commitment Agreement or (ii) Equity Securities distributed or issued, directly or indirectly, with respect to Equity Securities then held by the Restricted Group, or the exercise or conversion of any Equity Securities described in this clause (ii)) Equity Securities if immediately after giving effect to the acquisition the Restricted Group would have Beneficial Ownership of Voting Securities over the Maximum Percentage; provided, however, that the Restricted Group will not be in violation of this provision by virtue of (x) the expiration, termination or cancellation of Convertible Securities or Rights to Purchase Voting Securities or (y) a share repurchase or other action taken by the Company to reduce, or which has the effect of reducing, the number of shares of Outstanding Voting Securities or votes per share of then-Outstanding Voting Securities;

(b)	solicit proxies or become a participant in a proxy solicitation with respect to any securities of the Company; or

(c)	except in connection with the Equity Commitment Agreement, make any public announcement with respect to, or submit a proposal for, or offer in respect of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, restructuring, liquidation, recapitalization, dissolution or similar transactions or other extraordinary transaction of or involving the Company or any of its Subsidiaries or its Equity Securities or assets unless such action (i) is specifically requested in writing by the Board of Directors of the Company (the “Board”) prior to the making of such announcement, proposal or offer or (ii) is made to the Board on a confidential basis and provides that (A) it may not be consummated unless it is (1) approved by a majority of Outstanding Voting Securities not Beneficially Owned by the Restricted Group and (2) determined by the Board to be fair to the shareholders of the Company and (B) unless the transaction is a tender offer for all shares of Common Stock or an offer for the entire Company, it is accompanied by an undertaking that, if the conditions in clause (A) are satisfied, such person will offer to acquire all shares of Common Stock still outstanding after completion of a transaction, if any, at the same price per share paid in such transaction.
3.	Voting.
(a)	Except as set forth in Section 3(c), Pre-Plan Shares are not subject to any voting requirements.

(b)	During the Standstill Period, the Shareholder will, and will cause each of its Controlled Affiliates to, vote all shares of Common Stock Beneficially Owned by any of them, other than Pre-Plan Shares, on all matters that come before the shareholders of the Company for a vote (or in the case of action by written consent, consent with respect to such shares), in proportion to the votes cast (or consents given) by all Outstanding Voting Securities (including the Pre-Plan Shares); provided, however, that the Shareholder and its Controlled Affiliates will not be required to vote any shares of Common Stock in favor of a Poison Pill that, if adopted, would be contrary to Section 5(a).

(c)	To the extent NYSE rules or regulations require stockholder approval of the issuance of Rights or Common Stock as contemplated by the Equity Commitment Agreement, and the Board recommends that stockholders vote in favor of such transactions, the Shareholder will, and will cause each of its Controlled Affiliates to, vote all shares of Common Stock Beneficially Owned by any of them in favor of such transactions.
4.	Beneficial Ownership of Common Stock. As of the close of business on the last trading day immediately prior to the Agreement Date, (a) the Shareholder Beneficially Owned 6,500,000 shares of Common Stock and (b) the Restricted Group Beneficially Owned the same 6,500,000 shares of Common Stock (the “Measurement Date Shares”).

5.	Shareholder Rights Plan.
(a)	During the Standstill Period, the Company (i) will not amend or supplement the Existing Shareholder Rights Plan or Reorganization Rights Plan, or adopt a replacement Poison Pill, that would result in the Restricted Group or any member thereof becoming an “Acquiring Person” (as defined in the Existing Shareholder Rights Plan, Reorganization Rights Plan or Poison Pill, or the similar person in or having a status under a Poison Pill that allows other shareholders to exercise a right issued thereunder (or purchase a security contemplated thereby) in a manner that has different economic consequences than for such person (together, an “Acquiring Person”)) or otherwise allows other shareholders to exercise a right issued thereunder (or purchase a security contemplated thereby) in a manner that has different economic consequences for the Restricted Group, in each case, by virtue of Beneficial Ownership of Common Stock by the Restricted Group or any member thereof that is not in violation of this Agreement, and (ii) if the Existing Shareholder Rights Plan, Reorganization Rights Plan or a Poison Pill is in effect or is adopted, will amend or supplement the Existing Shareholder Rights Plan, Reorganization Rights Plan or Poison Pill as necessary to ensure, or will only adopt a Poison Pill if it provides, that no member of the Restricted Group shall become an Acquiring Person as a result of (A) the acquisition or Beneficial Ownership of Voting Securities in an amount that, immediately after giving effect thereto, does not exceed the Maximum Percentage or (B) any member of the Restricted Group having Beneficial Ownership of Voting Securities exceeding the Maximum Percentage solely as a result of (x) the expiration, termination or cancellation of Convertible Securities or Rights to Purchase Voting Securities or (y) a reduction in the number of outstanding shares or votes per share of outstanding shares of the Company’s Voting Securities, unless and until the Shareholder purchases or otherwise becomes (as a result of actions taken by the Shareholder and the Restricted Group to increase its Beneficial Ownership, other than pursuant to Equity Securities received by the Restricted Group with respect to Equity Securities then held by the Restricted Group, including Pre-Plan Shares, or the exercise or conversion of any Equity Securities described in this parenthetical) the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then-Outstanding Voting Securities on a Fully Diluted Basis.

(b)	During such time after the Standstill Period that the Shareholder is the owner of any Equity Securities, a Poison Pill adopted or in effect (including, without limitation, the Existing Shareholder Rights Plan or the Reorganization Rights Plan) shall exempt the Beneficial Ownership of Equity Securities by the Restricted Group and shall not cause any member of the Restricted Group to be an “Acquiring Person” or cause any other consequences as a result of Beneficial Ownership of Equity Securities by the Restricted Group; provided, however, that such Poison Pill may require that the Restricted Group not purchase (although the members of the Restricted Group may continue to hold) additional Equity Securities (other than Equity Securities distributed or issued, directly or indirectly, with respect to Equity Securities then held by the Restricted Group or the exercise or conversion of any Equity Securities described in this parenthetical) that bring its Beneficial Ownership of Voting Securities to greater than 50% of the Voting Securities on a Fully Diluted Basis unless the Restricted Group does so pursuant to an offer to purchase all outstanding Common Stock, which offer remains open for at least 60 calendar days.
6.	Tax Asset Standstill. During the Tax Limitation Period (as defined herein) if the Company determines that (a) the acquisition of additional Equity Securities or (b) the sale or other disposition of Equity Securities, in each case by a member of the Restricted Group, would prevent the Company from carrying back under Sections 172 and 382 of the Internal Revenue Code a net operating loss attributable to a payment to the Asbestos Personal Injury Trust (as defined in the Asbestos Term Sheet), the Company shall provide notice to the Shareholder and, following the receipt of such notice, the members of the Restricted Group shall not (i) acquire any Equity Securities (other than any Equity Securities issued by the Company to the Restricted Group, including rights to purchase Equity Securities or dividends of Equity Securities) or (ii) sell or otherwise dispose of Equity Securities in an amount that, alone or in combination with sales or other dispositions by other shareholders during the applicable testing period, would prevent such net operating loss carryback (such amount to be advised by the Company in its notice). “Tax Limitation Period” means the period, if any, that begins on (w) the date of final adjournment sine die of the 109th Congress of the United States without enacting the FAIR Act (as defined in the Asbestos Term Sheet) or (x) if the FAIR Act is enacted and made law before such final adjournment, but is subject to a Challenge Proceeding (as defined in the Asbestos Term Sheet) as of 60 days after the Trigger Date (as defined in the Asbestos Term Sheet), the day such Challenge Proceeding is resolved by Final Order (as defined in the Asbestos Term Sheet) in a manner that causes the Contingent Payment Note (as defined in the Asbestos Term Sheet) to vest, and ends on the earlier of (y) the day after the date on which the Company makes the first payment on the Contingent Payment Note and (z) the day on which the Company provides written notice to the Shareholder that the limitation imposed by the notice is no longer needed.

7.	Miscellaneous.
(a)	Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to the Shareholder:
Berkshire Hathaway Inc.
1440 Kiewit Plaza
Omaha, Nebraska 68131
Attention: Marc D. Hamburg
Fax: (402) 346-3375
with a copy to:
Munger, Tolles & Olson LLP
355 South Grand Avenue
35th Floor
Los Angeles, California 90071-1560
Attention: Robert E. Denham
Fax: (213) 687-3702
If to the Company:
USG Corporation
125 South Franklin Street
Chicago, Illinois 60606-4647
Attention: Stanley L. Ferguson
Fax: (312) 606-5316
with a copy to:
Jones Day
222 East 41st Street
New York, New York 10017-6702
Attention: Robert A. Profusek
Fax: (212) 755-7306
(b)	Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

(c)	Governing Law; Venue. THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY APPLICABLE CONFLICT OF LAWS PRINCIPLES. EACH

PARTY TO THIS AGREEMENT IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, THE DISTRICT COURTS OF THE UNITED STATES SITTING IN THE STATE OF DELAWARE OR THE COURTS OF THE STATE OF DELAWARE AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

(d)	Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

(e)	Entire Agreement. This Agreement (including the Equity Commitment Agreement and the other documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, whether written or oral, between the parties (or any of them) with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties (or any of them) will continue in full force and effect.

(f)	Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

(g)	Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

(h)	Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.

8.	Termination. Notwithstanding anything to the contrary contained herein, this Agreement will terminate simultaneously with the termination of the Equity Commitment Agreement if the Rights Offering is not consummated prior to such termination of the Equity Commitment Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

USG CORPORATION
By:	/s/ William C. Foote
	Name:	William C. Foote
	Title:	Chairman and Chief Executive Officer

BERKSHIRE HATHAWAY INC.
By:	/s/ Marc D. Hamburg
	Name:	Marc D. Hamburg
	Title:	Vice President

[Signature Page of Shareholder’s Agreement]